Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blue Sky Petroleum, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated May 8, 2013, with respect to the financial statements of Blue Sky Petroleum, Inc., in its registration statement on Form S-1 relating to the registration of 25,200,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
March 26, 2014